March 29, 2011

Securities and Exchange Commission
100 F. Street
Washington, D.C. 20549

Re:	Oro East Mining Incorporated
f/k/a Accelerated Acquisitions I, Inc.
Commission File #: 000-53136

We have read the statements that we understand Oro East Mining Incorporated, f/k/a Accelerated Acquisitions Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ Paritz & Company, P.A.
Paritz & Company, P.A.